May 7, 2021

CURO Group Holdings Inc.
3611 N Ridge Rd
Wichita, KS 67205

Dear Sirs/Madams:

At your request, we have read the description included in the CURO Group Holdings Corp (“the Company”) Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2021, of the facts relating to the change in the reporting lag from two months to one quarter for the Company’s equity method investment and proportionate share of gains/(losses) in Katapult Holdings Inc. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its subsidiaries as of any date or for any period subsequent to December 31, 2020. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its subsidiaries as of any date or for any period subsequent to December 31, 2020.

Yours truly,

/s/ Deloitte & Touche, LLP

Chicago, Illinois